                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC   20549

                                _______________

                                 SCHEDULE 13G
                                (RULE 13D-102)

                INFORMATION TO BE INCLUDED IN STATEMENTS FILED
        PURSUANT TO RULES 13D-1(B) AND (C) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                    INFORMATION MANAGEMENT ASSOCIATES, INC.
     -----------------------------------------------------------------------
                                (NAME OF ISSUER)

                                 COMMON STOCK
     -----------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 0004569231
     -----------------------------------------------------------------------
                                 (CUSIP NUMBER)

                                _______________

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    CUSIP No. 0004569231              13G                 Page 2 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wand/IMA Investments, L.P.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)

     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

      NUMBER OF     5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        2,222,430
         EACH
       REPORTING    7  SOLE DISPOSITIVE POWER
        PERSON
         WITH       8  SHARED DISPOSITIVE POWER
                       2,222,430

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,222,430 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        24.11%

    12  TYPE OF REPORTING PERSON*
        PN

    CUSIP No. 0004569231              13G                 Page 3 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wand/IMA Investments II L.P.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)

     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

      NUMBER OF     5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        168,522
         EACH
       REPORTING    7  SOLE DISPOSITIVE POWER
        PERSON
         WITH       8  SHARED DISPOSITIVE POWER
                       168,522

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 168,522 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.83%

    12  TYPE OF REPORTING PERSON*
        PN

    CUSIP No. 0004569231              13G                 Page 4 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wand/IMA Investments III L.P.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)
     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

      NUMBER OF     5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        466,076
         EACH
       REPORTING    7  SOLE DISPOSITIVE POWER
        PERSON
         WITH       8  SHARED DISPOSITIVE POWER
                       466,076

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 466,076 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.06%

    12  TYPE OF REPORTING PERSON*
        PN

    CUSIP No. 0004569231              13G                 Page 5 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wand Partners (S.C.) Inc.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)
     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

      NUMBER OF     5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        2,425,655
         EACH
       REPORTING    7  SOLE DISPOSITIVE POWER
        PERSON
         WITH       8  SHARED DISPOSITIVE POWER
                       2,425,655

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,425,655 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        26.31%

    12  TYPE OF REPORTING PERSON*
        CO

    CUSIP No. 0004569231              13G                 Page 6 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Wand (IMA) Inc.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)
     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

      NUMBER OF     5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        634,598
         EACH
       REPORTING    7  SOLE DISPOSITIVE POWER
        PERSON
         WITH       8  SHARED DISPOSITIVE POWER
                       634,598

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 634,598 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.88%

    12  TYPE OF REPORTING PERSON*
         CO

    CUSIP No. 0004569231              13G                 Page 7 of 15 Pages
              ----------                                       -    --

     1   NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Bruce W. Schnitzer

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                     (b) (x)
     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

      NUMBER OF     5  SOLE VOTING POWER
        SHARES         26,435
     BENEFICIALLY   6  SHARED VOTING POWER
       OWNED BY        2,891,731
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       26,435
        PERSON      8  SHARED DISPOSITIVE POWER
         WITH          2,891,731

     9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,918,166 (See Item 4)

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    ( )
        SHARES*

    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        31.65%

    12  TYPE OF REPORTING PERSON*
        IN

     ITEM 1(A).     NAME OF ISSUER:

          Information Management Associates, Inc.

     ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          One Corporate Drive, Suite 414
          Shelton, Connecticut 06484

     ITEM 2(A).     NAME OF PERSONS FILING:

               This Schedule 13G is being jointly filed by Wand/IMA
          Investments, L.P., a Delaware limited partnership ("Wand-I"), Wand/IMA Investments II L.P., a Delaware limited partnership ("Wand-II"), Wand/IMA Investments III L.P., a Delaware limited partnership ("Wand-III"), Wand Partners (S.C.) Inc., a Delaware corporation ("WPI"), Wand (IMA) Inc., a Delaware corporation ("Wand(IMA)"), and Bruce W. Schnitzer. WPI is 66% owned by Mr. Schnitzer and Wand(IMA) is 50.55% owned by Mr. Schnitzer. The general partner of Wand-I is WPI. The general partners of Wand-II are WPI and Wand(IMA). The general partner of Wand-III is Wand(IMA). WPI is also the general partner and owner of 49.99% of Wand Partners L.P., a Delaware limited partnership ("WPLP"), which is a limited partner of Wand-I and Wand-II and has a carried interest on certain partnership distributions by these two partnerships (including those resulting from the sale of securities of the Issuer by the partnerships). WPI also has a carried interest on certain partnership distributions of Wand-I (including those resulting from the sale of securities of the Issuer by Wand-I). Mr. Schnitzer owns a small limited partnership interest in Wand I and Wand-III.

     ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The principal business address of each of the reporting persons is:

          c/o Wand Partners (S.C.) Inc.
          630 Fifth Avenue, Suite 2435
          New York, NY  10111

     ITEM 2(C).     CITIZENSHIP:

          Mr. Schnitzer is a United States citizen. Each of the other reporting persons is organized under the laws of the state of Delaware.

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     ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

          Common Stock

     ITEM 2(E).     CUSIP NUMBER:

          0004569231

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

     ITEM 4.  OWNERSHIP.

               As of December 31, 1997, 2,222,430 shares of Common Stock, or 24.11% of the total outstanding shares on that date, were held by Wand-I; 168,522 shares of Common Stock, or 1.83% of the total outstanding shares on that date, were held by Wand-II; 466,076 shares of Common Stock, or 5.06% of the total outstanding shares on that date, were held by Wand-III; 34,703 shares of Common Stock, or .38% of the total outstanding shares on that date, were held by WPI; and 26,435 shares of Common Stock, or .29% of the total outstanding shares on that date, were held directly by Mr. Schnitzer. Because of the relationships described above, pursuant to Rule 13d-1, WPI may be deemed the beneficial owner of an aggregate of 2,425,655 shares, or 26.31% of the total outstanding shares on that date, consisting of the shares owned by itself, Wand-I and Wand-II. Because of the relationships described above, pursuant to Rule 13d-1, Wand(IMA) may be deemed the beneficial owner of an aggregate of 634,598 shares, or 6.88% of the total outstanding shares on that date, consisting of the shares owned by Wand-II and Wand-III. Because of the relationships described above, pursuant to Rule 13d-1, Mr. Schnitzer may be deemed the beneficial owner of an aggregate of 2,918,166 shares, or 31.65% of the total shares outstanding on that date, consisting of shares owned by himself, Wand-I, Wand-II, Wand-III and WPI.

               Because of the relationships described above, the reporting persons may be deemed to constitute a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, and as such, each member of the group would be deemed to beneficially own, in the aggregate, all the shares of Common Stock held by members of the group. The reporting persons do not admit that they constitute a group within the meaning of Rule 13d-5.

               Wand-I may be deemed to have shared voting and dispositive power over the 2,222,430 shares it owns. Wand-II may be deemed to have shared voting and dispositive power over the 168,522 shares it owns. Wand-III may be deemed to have shared voting and dispositive power over the 466,076 shares it owns. WPI may be deemed to have shared voting and dispositive power over an aggregate of 2,425,655 shares, consisting of the shares owned by itself, Wand-I and Wand-II. Wand(IMA) may be deemed to have shared voting and dispositive power over an aggregate of 634,598 shares, consisting of the shares owned by Wand-I and Wand-II. Mr. Schnitzer may be deemed to have shared voting and dispositive power over 2,891,731 shares, consisting of the shares owned by Wand-I, Wand-II, Wand-III and WPI.

     ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

     ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          See description of certain carried interests held by WPI and WPLP in
          Item 4 above.

     ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

     ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

     ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

     ITEM 10. CERTIFICATION.

          Not applicable.

                                  SIGNATURES

          After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   WAND/IMA INVESTMENTS, L.P.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand Partners (S.C.) Inc.,
                                   its general partner


                                   WAND/IMA INVESTMENTS II L.P.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand Partners
                                   (S.C.) Inc. and Chairman and
                                   Treasurer of Wand (IMA) Inc.,
                                   its general partners


                                   WAND/IMA INVESTMENTS III L.P.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand (IMA) Inc.,
                                   its general partner


                                   WAND PARTNERS (S.C.) INC.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   its Treasurer

                                   WAND (IMA) INC.

     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   its Chairman and Treasurer



                                   BRUCE W. SCHNITZER


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated

                                   EXHIBITS

     EXHIBIT A      Statement With Respect to Joint Filing of Schedule 13G

                                                                   EXHIBIT A

     Joint Filing Agreement Pursuant to Rule 13d-1(f)(1)
     ---------------------------------------------------

          This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer". The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on
     Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                                   WAND/IMA INVESTMENTS, L.P.

     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand Partners (S.C.) Inc.,
                                   its general partner


                                   WAND/IMA INVESTMENTS II L.P.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand Partners
                                   (S.C.) Inc. and Chairman and
                                   Treasurer of Wand (IMA) Inc.,
                                   its general partners


                                   WAND/IMA INVESTMENTS III L.P.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   Treasurer of Wand (IMA) Inc.,
                                   its general partner

                                   WAND PARTNERS (S.C.) INC.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   its Treasurer


                                   WAND (IMA) INC.


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated                         Signed by Bruce W. Schnitzer,
                                   its Chairman and Treasurer


                                   BRUCE W. SCHNITZER


     February 17, 1998             /s/ Bruce W. Schnitzer
     -----------------             -----------------------------------------
     Dated